Exhibit 99.1

RELEASE DATE: January 19, 2007

FASTENAL COMPANY REPORTS 2006 ANNUAL AND FOURTH QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the twelve months and quarter ended December 31, 2006. Dollar amounts are in thousands.

Net sales for the year ended December 31, 2006 totaled $1,809,337, an increase of 18.8% over net sales of $1,523,333 in 2005. Net earnings increased from $166,814 in 2005 to $199,038 in 2006, an increase of 19.3%. Basic and diluted earnings per share increased from $1.10 to $1.32 for the comparable periods.

Net sales for the three-month period ended December 31, 2006 totaled $448,729, an increase of 16.8% over net sales of $384,043 in the fourth quarter of 2005. Net earnings increased from $39,164 in the fourth quarter of 2005 to $45,570 in the fourth quarter of 2006, an increase of 16.4%. Basic and diluted earnings per share increased from $.26 to $.30 for the comparable periods.

During 2006, Fastenal opened 245 new sites (Fastenal opened 222 new sites in 2005). These 245 new sites represent an increase in stores since December 31, 2005 of 14.0%. There were 2,000 sites on December 31, 2006. There were 7,174 site employees as of December 31, 2006, an increase of 12.2% from December 31, 2005.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Note2 – See discussion on next page regarding the impact of Hurricane Katrina on our sales growth rate in September 2006.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (store sites opened as follows: 2006 group – opened 2001 and earlier, 2005 group – opened 2000 and earlier, and 2004 group – opened 1999 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2004, 2005, and 2006, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	8.4%	13.4%	11.6%	15.0%	18.2%	19.3%	18.4%	15.6%	16.4%	16.5%	13.8%	16.1%
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (store sites opened as follows: 2006 group – opened 2004 and earlier, 2005 group – opened 2003 and earlier, and 2004 group – opened 2002 and earlier). During the twelve months of 2004, 2005, and 2006, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	11.5%	15.2%	13.9%	16.4%	20.1%	19.8%	19.8%	17.5%	17.8%	18.5%	16.0%	18.0%
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%

All company sales – During the twelve months of 2004, 2005, and 2006, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%

RELEASE DATE: January 19, 2007

FASTENAL COMPANY REPORTS 2006 ANNUAL AND FOURTH QUARTER EARNINGS

The January 2004 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2004 to November 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The 2004 period was positively impacted by inflation in the steel based products we sell. The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March last year), but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in September 2006 appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4,000 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms. The final three months of 2006 continued in the same variable fashion as the previous six months. The October growth number was negatively impacted by the difficult comparison with Hurricane Katrina’s added sales in October 2005 (approximately $1,500 impact). The months of November and December, like the months of April and May, were weaker than expected.

IMPACT OF CURRENT INITIATIVES:

During 2005 and 2006, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP2.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005 and all of 2006 despite the fact we experienced year-over-year increases of approximately 31.7% and 5.3%, respectively, in per gallon diesel fuel costs during those periods. The diesel fuel per gallon did soften in the last four months of 2006 as our average price per gallon dropped below $2.90. Given the nature of our distribution business, the continuation of lower fuel prices will translate into cost savings in our business during 2007.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During 2006, 163 stores were converted to the CSP2 format (in addition, five stores opened with the CSP2 format). This resulted in 193 stores converted to the CSP2 format since the third quarter of 2005, plus the six stores opened with the CSP2 format. The balance sheet impacts of the CSP2 locations are described below in the working capital discussion.

RELEASE DATE: January 19, 2007

FASTENAL COMPANY REPORTS 2006 ANNUAL AND FOURTH QUARTER EARNINGS

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices did take a toll on the year ended December 31, 2006, but there was some relief in the final four months. During 2005, our total vehicle fuel costs averaged approximately $1,248, $1,500, $1,677, and $1,759 per month in the first, second, third, and fourth quarters, respectively. During 2006, total vehicle fuel costs averaged approximately $1,864, $2,096, $2,150, and $1,905 per month in the first, second, third, and fourth quarters, respectively. These changes result from variations in fuel costs, the freight initiative discussed earlier, and the increase in sales and store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Year Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.2%	49.8%	49.9%	50.4%

Operating and administrative expenses	32.5%	32.2%	33.7%	34.0%
Gain (loss) on sale of property and equipment	(0.0)%	(0.0)%	(0.0)%	(0.0)%

Operating income	17.7%	17.6%	16.3%	16.4%

Interest income (expense), net	0.1%	0.1%	0.0%	0.1%

Earnings before income taxes	17.7%	17.7%	16.3%	16.5%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the twelve months of 2006 increased over the same period in 2005. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations. This improvement lost traction in the fourth quarter of 2006.

Operating and administrative expenses grew faster than the net sales growth rate in 2006. This was primarily due to (1) the previously mentioned initiatives (most notably the CSP2 conversions) and their impact on employee numbers throughout the organization during 2006, (2) the impact of rising fuel costs for the first eight months of the year, and (3) increases in occupancy costs. In addition, the loss of a business day for the year, which occurred in the third quarter, negatively impacted our ability to leverage operating and administrative expenses. During the fourth quarter, we were able to leverage our operating and administrative expenses. This was primarily due to the tight management of headcount growth since early June when we first experienced weakness in our sales growth.

The 2006 operating and administrative expenses include $279 of expenses related to the adoption of new stock option accounting rules. This expense occurred in the first five months of 2006, but ceased on June 1, 2006 as all outstanding options became vested.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% in both 2006 and 2005. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

RELEASE DATE: January 19, 2007

FASTENAL COMPANY REPORTS 2006 ANNUAL AND FOURTH QUARTER EARNINGS

WORKING CAPITAL:

The December 2005-to-December 2006 percentage growth (i.e. year over year) and the year-to-date and quarter-to-date dollar growth related to accounts receivable and inventories were as follows:

December-to-December percentage growth
	December 31,
	2006	2005
Accounts receivable, net	14.2%	12.9%
Inventories	26.1%	17.6%

	Year Ended December 31,		Three Months Ended December 31,
Dollar growth	2006	2005	2006	2005
Accounts receivable, net	$25,976	21,056	(22,559)	(20,784)
Inventories	$94,436	54,228	37,302	9,475

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 12.9% in 2005 represents a meaningful lag behind the 17.0% daily sales increase in December 2005. The accounts receivable increase of 14.2% in 2006 also represents a meaningful lag behind the daily sales increase of 17.7% in December 2006. We continue to be pleased with the improvements in accounts receivable during 2005 and 2006, and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase of 26.1% in 2006 is meaningfully ahead of the 17.7% daily sales increase in December 2006 and the 18.8% sales increase in all of 2006. The increase of approximately $94,000 since December 2005 is comprised of approximately $15,000 for new stores, $11,000 for CSP2 conversions, and $68,000 for current stocking initiatives and sales growth at our hub and store locations. We were disappointed by our execution related to inventory growth in the fourth quarter of 2006. Approximately $8,000 of this growth occurred because of opportunistic spend with our vendors late in the year and approximately $6,000 occurred because the lower sales growth pattern late in the year could not be matched with a similar short-term slowdown in our sourcing patterns due to the lead times of our supply channel. The majority of the remaining inventory growth should not have occurred. We are working to remedy this in the first three to six months of 2007.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2006 and 2005, we had a ratio of 2.7:1 and 2.8:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. While the incremental investments in 2006 did not allow us to improve our ratio (these investments include CSP2 conversions and our master hub stocking model); we believe our initiatives are having a positive impact on accounts receivable and inventory. In 2007 we need to execute better on the inventory portion of these working capital initiatives. This need has been communicated throughout our organization.

STORE OPENINGS:

As discussed in previous public statements, the Company expects to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2006, the Company operated 2,000 stores; therefore, we expect to open approximately 260 to 360 new stores in 2007. The Company opened 245 new stores in 2006, 222 new stores in 2005, and 219 new stores in 2004, or an increase over the previous December of 14.0%, 14.5%, and 16.7% respectively. While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage

RELEASE DATE: January 19, 2007

FASTENAL COMPANY REPORTS 2006 ANNUAL AND FOURTH QUARTER EARNINGS

earnings. As disclosed previously, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. Since this CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of December 31, 2006, 199 stores were operating under the CSP2 format. Of these stores, 30 were converted in the latter half of 2005, 163 were converted during 2006, and another six were opened with the CSP2 format (one in 2005 and five in 2006). We expect to convert and/or open additional stores with the CSP2 format in 2007.

STOCK REPURCHASE:

In June 2006, the Company issued a press release announcing its Board of Directors had authorized purchases by the Company of up to an additional 500,000 shares of its common stock (over and above previously authorized amounts). During 2006, the Company purchased 474,000 shares of its outstanding stock at an average price of approximately $36.49 per share. On January 18, 2007, the Company issued a press release announcing its Board of Directors had authorized purchases by the Company of up to an additional 1,000,000 shares of its common stock (over and above previously authorized amounts). With this new authorization, the Company has remaining authority to purchase up to approximately 1,086,000 additional shares of its common stock.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the conversion of stores to the CSP2 format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP2 rollout. A discussion of other risks and uncertainties is included in the Company’s 2005 annual report and 2006 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited)
	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$19,346	56,204
Marketable securities	10,835	669
Trade accounts receivable, net of allowance for doubtful accounts of $2,119 and $3,875, respectively	209,532	183,556
Inventories	455,997	361,561
Deferred income tax asset	11,709	9,925
Other current assets	60,357	37,093

Total current assets	767,776	649,008

Marketable securities	3,695	13,228
Property and equipment, less accumulated depreciation	264,030	224,448
Other assets, less accumulated amortization	3,515	3,351

Total assets	$1,039,016	890,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,371	38,572
Accrued expenses	61,544	50,258
Income taxes payable	981	2,708

Total current liabilities	103,896	91,538

Deferred income tax liability	13,027	14,948

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 151,206,712 and 151,054,752 shares issued and outstanding, respectively	1,512	1,511
Additional paid-in capital	12,697	—
Retained earnings	902,550	776,598
Accumulated other comprehensive income	5,334	5,440

Total stockholders’ equity	922,093	783,549

Total liabilities and stockholders’ equity	$1,039,016	890,035

The accompanying notes are an integral part of the consolidated financial statements.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Year ended December 31,		Three months ended December 31,
	2006	2005	2006	2005
Net sales	$1,809,337	1,523,333	448,729	384,043

Cost of sales	901,662	765,230	224,781	190,618

Gross profit	907,675	758,103	223,948	193,425

Operating and administrative expenses	587,610	489,792	150,982	130,468
Loss on sale of property and equipment	223	447	47	134

Operating income	319,842	267,864	72,919	62,823

Interest income	1,187	1,192	163	346

Earnings before income taxes	321,029	269,056	73,082	63,169

Income tax expense	121,991	102,242	27,512	24,005

Net earnings	$199,038	166,814	45,570	39,164

Basic and diluted net earnings per share	$1.32	1.10	0.30	0.26

Basic weighted average shares outstanding	151,034	151,270	151,120	151,055

Diluted weighted average shares outstanding	151,165	151,508	151,142	151,343

The accompanying notes are an integral part of the consolidated financial statements.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited)
	Year ended December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$199,038	166,814
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	33,530	29,006
Loss on sale of property and equipment	223	447
Bad debt expense	3,722	5,933
Deferred income taxes	(3,705)	(3,165)
Stock based compensation	279	—
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities:
Trade accounts receivable	(29,698)	(26,989)
Inventories	(94,436)	(54,228)
Other current assets	(23,264)	(9,225)
Accounts payable	2,799	(704)
Accrued expenses	11,286	13,497
Income taxes payable	(1,727)	2,434
Other	(238)	(1,975)

Net cash provided by operating activities	97,876	121,912

Cash flows from investing activities:
Purchase of property and equipment	(77,581)	(65,910)
Proceeds from sale of property and equipment	4,246	5,455
Net (increase) decrease in marketable securities	(633)	27,067
Increase in other assets	(231)	(164)

Net cash used in investing activities	(74,199)	(33,552)

Cash flows from financing activities:
Proceeds from exercise of stock options	12,516	—
Tax benefits from exercise of stock options	4,653	—
Purchase of common stock	(17,289)	(18,739)
Payment of dividends	(60,548)	(46,935)

Net cash used in financing activities	(60,668)	(65,674)

Effect of exchange rate changes on cash	133	15

Net (decrease) increase in cash and cash equivalents	(36,858)	22,701

Cash and cash equivalents at beginning of period	56,204	33,503

Cash and cash equivalents at end of period	$19,346	56,204

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$122,831	106,545